UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2016

CONTENT CHECKED HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-190656	99-0371233
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8730 Sunset Blvd., Suite 240

West Hollywood, California 90069

(Address of principal executive offices) (Zip Code)

(424) 205-1777

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On April 21, 2016, the Board of Directors (the “Board”) of Content Checked Holdings, Inc., a Nevada corporation (the “Company”), elected Dr. Göran Rune Skog as a director of the Company, effective immediately. The Board may elect in the future to appoint Dr. Skog to any newly formed committees of the Board.

Dr. Göran Rune Skog, 65 — Dr. Skog is a distinguished physician with more than 35 years of experience in the field of medicine. He specializes in orthopedic medicine, physical medicine, research and surgery, invasive pain management and rehabilitation. Dr. Skog currently serves as the Head of Spine Treatment Unit at the NIMI Hospital in Oslo, Norway. He also has a private practice in central Stockholm, Sweden and serves as the Associate Professor at Cedarcrest Hospitals in Abuja, Nigeria. Dr. Skog previously served as the Chief Medical Officer for the Orthopedic and rehabilitation divisions of the central hospital in Norrbotten County, Sweden for 14 years. He was responsible for developing part of the new hospital, which is still considered to be one of the most efficient, large hospitals in Sweden. Dr. Skog formerly served as the physician for the Swedish National Alpine Ski team, including being responsible for preseason training and dietary optimization, and the Swedish Winter Olympic team in 1992 and 1994, the medical director for the Swedish Ski Areas Organization, and the medical doctor for the Alpine Search & Rescue of Sweden and Sea Search & Rescue of Sweden. Dr. Skog also served as the CEO and director of the Swedish Orthopedic Medicine Society. He has performed research focusing on percutaneous disc surgery, knee and hip cartilage arthrosis and rehabilitation, and disc nutrition via micro-dialysis as related to low back pain. Dr. Skog currently serves on the board of directors of Active Life Foundation, SEB (Skandinaviska Enskilda Banken). Dr. Skog earned a Bachelor of Science in Psychology from the University of Stockholm, Bachelor of Science in Zoology from the University of Tulsa and Doctor of Medicine from the Oklahoma State University. Dr. Skog also received specialty training, conducted research and earned advanced degrees in Sweden.

In connection with his election as a director of the Company, Dr. Skog will (i) receive a grant of 50,000 restricted shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), in accordance with the terms of the Company’s 2015 Equity Incentive Plan, and (ii) be paid $1,000 for attendance at each Board meeting, in accordance with the Company’s director cash payment policy to be adopted by the Board. The Shares will vest annually at a rate of 50% beginning on the first anniversary date of the date of Dr. Skog’s appointment as a director, if he continues to serve as a director of the Company or any of its subsidiaries on each vesting date. In addition, in the future the Board may award to Dr. Skog such other cash and/or equity incentive compensation as it determines to be appropriate for the services that Dr. Skog is providing to the Board. Prior to his election to the Board, in October 2015, Dr. Skog received 150,000 shares of Common Stock for providing advisory services to the Company and the Company’s management. Other than as set forth in this Current Report on Form 8-K (this “Current Report”), no other grant or award has been made to Dr. Skog in connection with his election.

There is no arrangement or understanding between Dr. Skog and any other persons pursuant to which Dr. Skog was elected as a director of the Company. There are no family relationships between Dr. Skog and any of the Company’s officers and directors. Other than as set forth in this Current Report, there are no other transactions to which the Company or any of its subsidiaries is a party in which Dr. Skog has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

On April 21, 2016, the Company issued a press release announcing Dr. Skog’s election to the Board. A copy of the press release is attached hereto as Exhibit 99.1, which is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in Exhibit 99.1 shall not be incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press Release, dated as of April 21, 2016 (furnished herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Content Checked Holdings, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTENT CHECKED HOLDINGS, INC.

/s/ Kris Finstad
Name: Kris Finstad
Title: Chief Executive Officer and President

Dated: April 21, 2016